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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement on Form S-3 (No. 333-112450) of our report dated March 3, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Stockholders, which is incorporated by reference in Wyeth's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in such Post-Effective Amendment No. 5 to the Registration Statement.


/s/ PricewaterhouseCoopers LLP


Florham Park, NJ

July 25, 2005